UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                           (Amendment No.  1    )<F1>
                                        -------

                     Scottish Annuity & Life Holdings, Ltd.
   -------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
   -------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   G7885T104
                       ----------------------------------
                                 (CUSIP Number)

                                  November 30, 2000
             -----------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                            [ x ]     Rule 13d-1(b)
                            [   ]     Rule 13d-1(c)
                            [   ]     Rule 13d-1(d)

<F1> The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------
CUSIP No. G7885T104                            13G
          -----------
-------------------------------
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1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Artisan Partners Limited Partnership  39-1807188
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2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP<F1>

   Not Applicable                                           (a) [   ]
                                                            (b) [   ]
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3  SEC USE ONLY

-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
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 NUMBER OF          5    SOLE VOTING POWER
   SHARES                   None
BENEFICIALLY        -----------------------------------------------------------
  OWNED BY          6    SHARED VOTING POWER
    EACH                    1,567,600
 REPORTING          -----------------------------------------------------------
   PERSON           7    SOLE DISPOSITIVE POWER
    WITH                    None
                    -----------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                            1,567,600
-------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       1,567,600
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES<F1>
       Not Applicable
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       10.03%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON<F1>
       IA
-------------------------------------------------------------------------------
                    <F1>SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------
CUSIP No. G7885T104                            13G
          -----------
-------------------------------
-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Artisan Investment Corporation
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP<F1>

   Not Applicable                                                (a) [  ]
                                                                 (b) [  ]
-------------------------------------------------------------------------------
3  SEC USE ONLY

-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
       Wisconsin
-------------------------------------------------------------------------------
  NUMBER OF         5    SOLE VOTING POWER
   SHARES                   None
BENEFICIALLY        -----------------------------------------------------------
  OWNED BY          6    SHARED VOTING POWER
    EACH                    1,567,600
 REPORTING          -----------------------------------------------------------
   PERSON           7    SOLE DISPOSITIVE POWER
    WITH                    None
                    -----------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                            1,567,600
-------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       1,567,600
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES<F1>
       Not Applicable
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       10.03%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON<F1>
       CO
-------------------------------------------------------------------------------
                    <F1> SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------
CUSIP No. G7885T104                            13G
          -----------
-------------------------------
-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Andrew A. Ziegler
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP<F1>

       Not Applicable
                                                                 (a) [  ]
                                                                 (b) [  ]
-------------------------------------------------------------------------------
3  SEC USE ONLY

-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
       U.S.A.
-------------------------------------------------------------------------------
  NUMBER OF         5    SOLE VOTING POWER
   SHARES                   None
BENEFICIALLY        -----------------------------------------------------------
  OWNED BY          6    SHARED VOTING POWER
    EACH                    1,567,600
 REPORTING          -----------------------------------------------------------
   PERSON           7    SOLE DISPOSITIVE POWER
    WITH                    None
                    -----------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                            1,567,600
-------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       1,567,600
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES<F1>
       Not Applicable
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       10.03%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON<F1>
       IN
-------------------------------------------------------------------------------
                    <F1>SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------
CUSIP No. G7885T104                            13G
          -----------
-------------------------------
-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Carlene Murphy Ziegler
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP<F1>

   Not Applicable                                                (a) [  ]
                                                                 (b) [  ]
-------------------------------------------------------------------------------
3  SEC USE ONLY

-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
       U.S.A.
-------------------------------------------------------------------------------
 NUMBER OF          5    SOLE VOTING POWER
   SHARES                   None
BENEFICIALLY        -----------------------------------------------------------
  OWNED BY          6    SHARED VOTING POWER
    EACH                    1,567,600
 REPORTING          -----------------------------------------------------------
   PERSON           7    SOLE DISPOSITIVE POWER
    WITH                    None
                    -----------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                            1,567,600
-------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       1,567,600
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES<F1>
       Not Applicable
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       10.03%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON<F1>
       IN
-------------------------------------------------------------------------------
                    <F1>SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)         Name of Issuer:

                    Scottish Annuity & Life Holdings, Ltd.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                    802 West Bay Road
                    George Town, Grand Cayman
                    Cayman Islands, British West Indies

Item 2(a)         Name of Person Filing:

                    Artisan Partners Limited Partnership ("Artisan Partners") Artisan Investment Corporation, the general partner of
                         Artisan Partners ("Artisan Corp.")
                    Andrew A. Ziegler
                    Carlene Murphy Ziegler

Item 2(b)         Address of Principal Business Office:

                    Artisan Partners, Artisan Corp., Mr. Ziegler and Ms. Ziegler are all located at:

                    1000 North Water Street, #1770
                    Milwaukee, WI 53202

Item 2(c)         Citizenship:

                    Artisan Partners is a Delaware limited partnership Artisan Corp. is a Wisconsin corporation
                    Mr. Ziegler and Ms. Ziegler are U.S. citizens

Item 2(d)         Title of Class of Securities:

                    Common Stock

Item 2(e)         CUSIP Number:

                    G7885T104

Item 3            Type of Person:

                    (e) Artisan Partners is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; Artisan Corp. is the General Partner of Artisan Partners; Mr. Ziegler and Ms. Ziegler are the principal stockholders of Artisan Corp.

Item 4            Ownership (at November 30, 2000):

                    (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                         1,567,600

                    (b)  Percent of class:

                         10.03% (based on 15,628,240 shares outstanding as of November 1, 2000)

                    (c)  Number of shares as to which such person has:

                          (i)    sole power to vote or to direct the vote: None
                          (ii)   shared power to vote or to direct the vote:
                                 1,567,600
                          (iii) sole power to dispose or to direct the disposition of: None
                          (iv)   shared power to dispose or to direct
                                 disposition of: 1,567,600

Item 5         Ownership of Five Percent or Less of a Class:

                    Not Applicable

Item 6         Ownership of More than Five Percent on Behalf of Another Person:

                    The shares reported herein have been acquired on behalf of discretionary clients of Artisan Partners. Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, those shares. None of those persons, to the knowledge of Artisan Partners, Mr. Ziegler or Ms. Ziegler, has an economic interest in more than 5% of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
               Company:

                    Not Applicable

Item 8         Identification and Classification of Members of the Group:

                    Not Applicable

Item 9         Notice of Dissolution of Group:

                    Not Applicable

Item 10        Certification:

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   Signature
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  December 11, 2000
                                 ARTISAN INVESTMENT CORPORATION
                                   for itself and as general partner of
                                   ARTISAN PARTNERS LIMITED PARTNERSHIP

                                 By: /s/Andrew A. Ziegler
                                     ----------------------------------------
                                     Andrew A. Ziegler
                                     President

                                 ANDREW A. ZIEGLER

                                 /s/Andrew A. Ziegler
                                 -------------------------------------------

                                 CARLENE MURPHY ZIEGLER

                                 /s/Carlene Murphy Ziegler
                                 -------------------------------------------

                                 Exhibit Index
                                 -------------

Exhibit 1 Joint Filing Agreement dated as of December 11, 2000 by and among Artisan Partners Limited Partnership, Artisan Investment Corporation, Andrew A. Ziegler, and Carlene Murphy Ziegler